EXHIBIT 10.2

NON-COMPETE AND CONFIDENTIALITY AGREEMENT

This Agreement, by and between Analysts International Corporation (“Analysts International”) and Robert E. Woods (“Woods”) shall be effective January 1, 2008.

WHEREAS, Analysts International desires to retain the services of Woods and has offered to employ Woods; and

WHEREAS, Woods desires to become employed by Analysts International; and

WHEREAS, the parties have negotiated terms of Woods’s employment, including the requirement that Woods sign this Non-Compete and Confidentiality Agreement as a condition of employment; and

WHEREAS, Woods has accepted the terms of employment offered by Analysts International; and

THEREFORE, in consideration of the mutual covenants, the parties agree as follows:

1.
Woods will not solicit, either directly or indirectly, or accept, for Woods’s own account or for anyone else, business for services or products similar in use or application to Analysts International’s services or products from any Analysts International customer or prospective customer:  (i) which at any time during the last 12 months of Woods’s employment with Analysts International was a customer of the office, business group or unit, practice or reporting unit to which Woods was assigned; or (ii) to whom, during the last 12 months of Woods’s employment the Analysts International office, business group or unit, practice or reporting unit to which Woods was assigned, submitted a proposal or proposals for Analysts International's services or products; or (iii) with whom, during the last 12 months of Woods’s employment, Woods otherwise dealt or about whom Woods received business information.  Woods will also refrain from participating in or giving information or other assistance to anyone else in soliciting such business from these Analysts International customers and prospective customers.  Woods agrees that he will refrain from this form of unfair competition during his employment with Analysts International and for a period of 12 months after his employment with Analysts International is terminated, regardless of the reason for termination.  If, during the 12-month period following termination of his employment with Analysts International, any business by which Woods is then employed or otherwise am affiliated solicits or accepts such business from any customer or prospective customer set forth above, it will be presumed that Woods participated or assisted in the solicitation and acceptance of such business unless Woods can prove otherwise.

For purposes of this agreement, business done as a Microsoft Certified Partner will be considered business with a partner organization, and not a customer or client of Analysts International.

2.
Recognizing that Analysts International incurs significant expense in recruiting its personnel and has the right to expect their continued service, Woods will not interfere with Analysts International's relationships with its employees and subcontractors. Specifically, Woods will not participate or give assistance in any attempted or successful effort of any other business, including Woods’s own business, to hire or engage the services of an Analysts International employee or subcontractor; nor will Woods encourage any Analysts International employee or subcontractor to leave Analysts International's service.  Woods agrees that Woods will not engage in this form of unfair competition during his employment with Analysts International and for a period of 12 months after his employment with Analysts International is terminated for any reason.

If, during the 12-month period following termination of Woods’s employment with Analysts International an Analysts International employee or subcontractor becomes an employee or subcontractor of the business by which Woods is then employed or otherwise affiliated in any way, it will be presumed that Woods participated or gave assistance to hire or engage the services of such person unless Woods can prove otherwise.

3.
During Woods’s employment and for three years thereafter, Woods will keep confidential, and not use for Woods’s benefit or the benefit of any other company or person, confidential Analysts International business information, including but not limited to the identity of Analysts International customers and prospective customers and their requirements for IT consulting and other services provided by Analysts International, salary information, contract rates and contract expiration dates, details of Analysts International projects, business, marketing and strategic plans and company or office financial information.  Woods recognizes that the Company has furnished any information of this type to Woods in confidence on the understanding that Woods would not disclose it or use it for the advantage of himself or anyone other than Analysts International.  Woods will give back to Analysts International any documents which contain confidential information promptly on Analysts International's request and will keep them confidential until the request is made.

Woods will refrain from the unfair competition above described either directly or indirectly as an employee, agent, consultant, or operative of another business.

Because Analysts International is a Minnesota corporation and has its principal administrative office in Minneapolis, Woods understands that this agreement will be construed and applied in accordance with the laws of the State of Minnesota.

Woods understands that the amount of incentive compensation to be paid to Woods will be determined by Analysts International management in its discretion, and that either Analysts International or himself may terminate our at-will employment relationship at any time for any reason or no reason.

Woods understands and acknowledges that it would be difficult to ascertain actual damages which Analysts International would sustain if Woods violates any of the provisions of this agreement.  Accordingly, Woods further agrees that Woods’s violation of this agreement will be presumed to have damaged Analysts International and that the actual damages resulting from such breach will be measured as follows: (i) for solicitation or acceptance of business or assisting another party with such in violation of the terms of this agreement, damages shall be the gross revenue amount Analysts International would have realized on the business so solicited or accepted less direct expense Analysts International would have incurred on account of such business; (ii) for participation or assistance in a successful effort to hire or engage an Analysts International employee or subcontractor, actual damages will be the customary fee a reputable placement agency would charge for providing a suitable replacement or the profit Analysts International would have received from the continued services of such employee or subcontractor, whichever is greater.  Woods understands that the foregoing in no way limits Analysts International's right to have a court issue an injunction against Woods to prevent violations of this agreement or to ask the court to use some other method of determining damages if circumstances warrant.

If control of the Company or its assets (including its rights under this agreement) is hereafter acquired by any person, group or entity (whether by merger, purchase of assets, tender offer or otherwise) without the approval or acquiescence of the Company's Board of Directors as constituted prior to such change in control, the limitations on Woods’s right to compete after termination of employment shall be of no force and effect.  "Control" means in this context the power to change management policies of the Company.

Woods wishes to confirm that he will comply with Analysts International's Code of Ethical Business Conduct, conflict of interest and other similar policies during Woods’s employment with Analysts International, as follows:

1.
Woods will not be affiliated (as an employee; director; consultant; or owner, either in whole or in part, of the business or otherwise) with any competitor, supplier or customer of Analysts International, and neither Woods nor any business with which Woods is affiliated has transacted any business with any customer or supplier of Analysts International except for routine purchases at standard rates and on terms provided to other customers (such as utility service);

2.
Woods will not accept any money, goods or services from any Analysts International customer or supplier, except ordinary business meals and standard business gifts which have a value of less than $100 per year from any single customer;

3.
Woods will not give any gratuities, compensation or anything else of value to any Analysts International customers, prospective customers or employees other than as previously disclosed to Woods’s immediate supervisor and in accordance with Analysts International policies;

4.
Woods’s outside business activities, if any, are listed on the schedule attached to this letter, and none of these outside business activities have prevented Woods from discharging fully Woods’s employment responsibilities with Analysts International, and Woods will not used Analysts International equipment, property or personnel in any of these outside business activities;

5.
Woods will not use any information or business opportunities which Woods learns about in Woods’s capacity as an Analysts International employee, either for Woods’s benefit or for the benefit of anyone else (by way of example, Woods will not utilize resumes of prospective Analysts International employees or requirements for services for Woods’s own benefit or pass them along to other persons outside of Analysts International for their benefit); and

6.
Woods has no information which leads Woods to believe that any other employee of Analysts International is or has violated Analysts International conflict of interest policies. Woods understands that it is Woods’s responsibility to report to Analysts International Corporate any information which suggests that another Analysts International employee has, is or is about to violate Analysts International's conflict of interest policies.

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Robert E. Woods                                                                                            Date

Received by Analysts International Legal Department on: ___________________________